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                               Exhibit No. (10)

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Auditors" and to the use of our report dated April 24, 1998, with respect to the financial statements of First Providian Life and Health Insurance Company Separate Account C - Advisor's Edge, First Providian Life and Health Insurance Company Separate Account C - Dimensional Variable Annuity and the statutory-basis financial statements of First Providian Life and Health Insurance Company in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 33-94204) and related Prospectuses of First Providian Life and Health Insurance Company Separate Account C - Advisor's Edge, First Providian Life and Health Insurance Company Separate Account C - Dimensional Variable Annuity, and First Providian Life and Health Insurance Company Separate Account C - P6A Retirement Annuity.



/s/Ernst & Young LLP
Louisville, Kentucky
April 24, 1998